Exhibit 21.1

Subsidiaries of the Registrant

Name	Jurisdiction of Organization
ConforMIS Europe GmbH	Germany
ConforMIS Hong Kong Limited	Hong Kong
ConforMIS UK Limited	United Kingdom
Imatx, Inc.	California